Opinion regarding Legality and Consent                               (Exhibit 5)



                                    EXHIBIT

                            CNA INSURANCE COMPANIES
                                   CNA PLAZA
                            CHICAGO, ILLINOIS 60685

April 30, 1997


Board of Directors

Valley Forge Life Insurance Company


CNA Plaza, 23S
Chicago, IL 60685


Gentlemen:


I have acted as counsel to Valley Forge Life Insurance Company (the "Company"), a Pennsylvania insurance company, Valley Forge Life Insurance Company Variable Annuity Separate Account (the "Variable Annuity Account") and the Valley Forge Life Insurance Company Guaranteed Interest Option Account (the "GIO Account") in connection with the amendment to the registration under the Securities Act of 1933 (file No. 333-1087) of certain flexible premium Variable Annuity
Contracts (the "Contract").



In rendering this opinion, I have assumed the genuineness of all signatures of all documents I have examined, the authority of representations made to me, the authenticity of all original documents of which copies were furnished to me, and the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies. I have made such examinations of law and documents as are in my judgment necessary or appropriate.



Based upon the foregoing, I am of the opinion that:



1. The Company was organized in accordance with the laws of the Commonwealth of Pennsylvania and is a duly authorized stock life insurance company under the laws of Pennsylvania and the laws of those states in which the Company is admitted to do business;



2. The Variable Annuity Account and the GIO Account have been duly created and are validly existing as separate accounts pursuant to Section 40-37-109 of the Pennsylvania Unconsolidated Statutes;



3. The Company is authorized to issue the Contracts in those states in which it is admitted and upon compliance with applicable local law;



4. The Contract, when issued in accordance with the prospectus contained in the aforesaid registration statement and upon compliance with applicable local law, will be legal and binding obligations of the Company in accordance with their terms.



I hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment No. 1 of the aforesaid registration statement and to the reference to me under the caption "Legal Matters" in the prospectus contained in said amendment to the registration statement.





Sincerely,



s/LYNNE GUGENHEIM



Lynne Gugenheim
Vice President and
Associate General Counsel